Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-291586

Prospectus Supplement No. 6
(To prospectus dated July 16, 2026)

20,621,250 Shares of Common Stock

This Prospectus Supplement No. 6 (this “Prospectus Supplement”) supplements the prospectus dated July 16, 2026 (the “Prospectus”) relating to the resale of up to 20,621,250 shares of common stock, par value $0.0001 per share, of Stewards, Inc. (formerly known as Favo Capital, Inc.) (the “Company,” “we,” “us,” or “our”) by the selling stockholders named in the Prospectus. These shares were issued to the selling stockholders pursuant to a Securities Purchase Agreement in connection with a private placement that closed on December 12, 2024 and July 30, 2025. The shares include 9,750,000 shares of common stock issued in the private placement, an additional 487,500 shares issued as a registration delay payment, and 10,383,750 shares issuable upon the exercise of warrants and pre-funded warrants issued in the same private placement.

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 14, 2026, which reports that the Board of Directors approved a standstill and additional review process concerning a previously contemplated recognition program under the Company’s 2024 Equity Incentive Plan. The text of that Current Report is set forth below.

Plan of Distribution; Offering Price

As previously disclosed in Prospectus Supplement No. 5, the Company’s common stock commenced trading on the Nasdaq Capital Market under the symbol “SWRD” at the market open on September 10, 2026, and quotation on the OTCID Market ceased at the close of trading on September 9, 2026. Accordingly, the $3.00 fixed-price limitation described in the Prospectus no longer applies.

The selling stockholders may sell the shares covered by the Prospectus from time to time on the Nasdaq Capital Market or otherwise at prevailing market prices at the time of sale, at prices related to prevailing market prices, or at negotiated prices, in the manner described under “Plan of Distribution” in the Prospectus. Any sales under the Prospectus that occurred while the common stock was quoted on the OTCID Market remained subject to the $3.00 fixed price.

We will not receive any proceeds from sales of shares by the selling stockholders. We may receive proceeds from the exercise of the warrants and pre-funded warrants if exercised for cash.

Our common stock trades on the Nasdaq Capital Market under the symbol “SWRD.” An active, liquid trading market may not develop or be sustained.

This Prospectus Supplement should be read in conjunction with the Prospectus and Prospectus Supplement Nos. 1 through 5, which are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus and prior supplements, except to the extent the information herein updates or supersedes that information.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this Prospectus Supplement is September 18, 2026.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2026

Stewards, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-43473	88-0436017
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 N. University Drive Suite D-105 Lauderhill, Florida	33351
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 1.516.419-5300

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SWRD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

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Item 8.01 Other Events.

On September 9, 2026, the Board of Directors (the "Board") of Stewards, Inc. (the "Company") approved a standstill and additional review process concerning a previously contemplated recognition program under the Company's 2024 Equity Incentive Plan (the "Plan").

In November 2025, the Board and the Company's majority shareholder authorized a contemplated recognition program of up to 3,000,000 restricted stock units ("RSUs") under the Plan, with an intended award of 250,000 RSUs for each of twelve proposed recipients (the "Prior Approval"). No individual award agreements or notices under the Plan were executed, no shares were issued in settlement of the contemplated awards, and the Company does not treat any RSUs contemplated by the Prior Approval as outstanding.

The September 9, 2026 action does not grant any RSUs, select or approve any recipient, determine any award amount or vesting condition, establish any grant date, or authorize the issuance of any settlement shares. The independent directors Zachary Graeve, Wael Barsoum and John Bode will not receive any RSUs contemplated by the Prior Approval.

Any later awards, if made at all, would be limited to Glen Steward, Shaun Quin, other members of management and employees who are eligible under the Plan and applicable law. Consultants, outside counsel, listing advisers, finders and investor-relations providers will not receive the contemplated recognition RSUs. Any later award would require further action by the Compensation Committee acting through directors who are not proposed recipients, execution of a written or electronic award agreement or notice under the Plan, and an effective registration statement on Form S-8 or another exemption confirmed by counsel. No future grant date may be backdated.

The Board has directed the Company's authorized officers, together with securities counsel, to prepare and file a registration statement on Form S-8 covering shares issuable under the Plan. No recognition award, if later granted, will be settled until that registration statement is effective or counsel confirms in writing that another exemption is available.

The Company is providing this disclosure to clarify the implementation status of the Prior Approval. Registration Statement No. 333-291586 previously described the Prior Approval as an "issuance" of 3,000,000 RSUs. As described above, no individual award agreements or notices under the Plan were executed and no shares were issued in settlement. The Company is not treating this action as the cancellation of outstanding RSUs because it does not treat any RSUs contemplated by the Prior Approval as outstanding.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stewards, Inc.

/s/ Katuischia Murless

Katuischia Murless
Chief Financial Officer

Date September 18, 2026

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